Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 151 to the Registration Statement on Form N-1A of Fidelity Select Portfolios: Utilities Portfolio of our report dated April 10, 2019; Energy Portfolio, Energy Service Portfolio, Natural Gas Portfolio and Natural Resources Portfolio of our reports dated April 11, 2019; Computers Portfolio, Semiconductors Portfolio, Software and IT Services Portfolio, Technology Portfolio, IT Services Portfolio and Communications Equipment Portfolio of our reports dated April 12, 2019; Leisure Portfolio, Retailing Portfolio, Automotive Portfolio, Communication Services Portfolio, Construction and Housing Portfolio, Consumer Discretionary Portfolio, Financial Services Portfolio, Brokerage and Investment Management Portfolio, Insurance Portfolio, Consumer Finance Portfolio, Banking Portfolio, Air Transportation Portfolio, Defense and Aerospace Portfolio, Transportation Portfolio, Industrials Portfolio and Environment and Alternative Energy Portfolio of our reports dated April 15, 2019; and Telecommunications Portfolio, Wireless Portfolio, Health Care Portfolio, Biotechnology Portfolio, Pharmaceuticals Portfolio, Medical Technology and Devices Portfolio, Health Care Services Portfolio, Consumer Staples Portfolio, Chemicals Portfolio, Gold Portfolio and Materials Portfolio of our reports dated April 16, 2019, relating to the financial statements and financial highlights included in the February 28, 2019 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

PricewaterhouseCoopers LLP Boston, Massachusetts April 22, 2019